STONE BANCSHARES, INC.

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY INFORMATION

PERIOD ENDED DECEMBER 31, 2016 WITH

REPORT OF INDEPENDENT AUDITORS

CONTENTS

PAGE
Report of Independent Auditors	1 - 2
Financial Statements
Consolidated Statement of Financial Condition	3
Consolidated Statement of Income	4
Consolidated Statement of Comprehensive Income	5
Consolidated Statement of Stockholders' Equity	6
Consolidated Statement of Cash Flows	7
Notes to Consolidated Financial Statements	8 - 32
Supplementary Information
Consolidating Statement of Financial Condition	33
Consolidating Statement of Income	34

Report of Independent Auditors To the Board of Directors Stone Bancshares, Inc.

Mountain View, Arkansas

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Stone Bancshares, Inc. (the Company), which comprise the statements of financial condition as of December 31, 2016, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the period then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those  risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for   the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stone Bancshares, Inc. as of December 31, 2016, and the consolidated results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States.

112 East Emma Avenue • Springdale, AR 72764 • (479) 751-4851 • (479) 751-4858

364 East College Street • P.O. Box 2392 • Batesville, AR 72503 • (870) 793-4851 • (870) 793-4853

Report on Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The Schedules of Consolidation included in supplementary information are presented for purposes of additional analysis and are not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated  financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

S.F.Fiser & Company

May 12, 2017

Springdale, Arkansas

STONE BANCSHARES, INC.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

PERIOD ENDED DECEMBER 31, 2016

ASSETS

Cash and due from banks	$ 2,196,843
Federal funds sold	5,719,266
Total cash and cash equivalents	7,916,109

Securities available for sale	6,890,948
Loans held for sale	4,773,648
Net loans receivable	117,128,201
Premises and equipment, net	7,007,647
Foreclosed assets held for sale	1,111,523
Accrued interest receivable	1,739,678
Federal Home Loan Bank stock, at cost	1,005,100
Intangibles, net	938,717
Bank owned life insurance	1,485,703
Other assets	2,552,017

$ 152,549,291

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Noninterest-bearing transaction accounts	$ 9,032,100
Interest-bearing transaction and savings accounts	20,069,222
Certificates of deposit $100,000 and over	44,686,541
Other time deposits	38,872,019
Total deposits	112,659,882

Note payable	400,000
Federal Home Loan Bank advances	20,200,000
Accrued interest payable	66,256
Other liabilities	1,476,626

Total liabilities	134,802,764

Commitments and contingencies (Notes 16 and 17)

Stockholders' equity
Common stock, $.01 par value, 5,000,000 shares authorized,
1,352,446 shares issued and outstanding	13,524
Additional paid-in capital	16,042,262
Retained earnings	1,865,189
Net unrealized losses on securities available for sale,
net of tax benefit of $(89,867)	(174,448)

Total stockholders' equity	17,746,527

$ 152,549,291

See Notes to Financial Statements

STONE BANCSHARES, INC.

CONSOLIDATED STATEMENT OF INCOME

PERIOD ENDED DECEMBER 31, 2016

Interest income
Interest and fees on loans	$ 5,519,751
Interest on federal funds sold	6,429
Interest and dividends on securities	134,135
5,660,315

Interest expense
Interest on deposits	860,103
Interest on borrowed funds	179,923
1,040,026

Net interest income	4,620,289

Provision for loan losses	895,000

Net interest income after provision for loan losses	3,725,289

Other income (expense)
Service charges on deposit accounts	80,820
Other service charges and fees	(5,073)
Gain on sale of loans	4,876,858
Other	292,830
5,245,435

Operating expenses
Compensation and related expenses	2,635,021
Net occupancy	428,211
Equipment and data processing	465,237
Professional and examination	359,227
FDIC insurance	73,035
Postage and supplies	93,322
Advertising and marketing	175,597
Other	1,660,970
5,890,620

Net income before income taxes	3,080,104

Provision for income taxes	1,214,915

Net income	$ 1,865,189

See Notes to Financial Statements

STONE BANCSHARES, INC.

CONSOLIDATED STATEMENT OF INCOME

PERIOD ENDED DECEMBER 31, 2016

Net income	$ 1,865,189

Other comprehensive loss
Unrealized losses on securities available for sale,
net of tax benefit of ($57,731)	(160,006)

Comprehensive income	$ 1,705,183

See Notes to Financial Statements

STONE BANCSHARES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

PERIOD ENDED DECEMBER 31, 2016

		Additional
	Common	Paid-In	Retained	Unrealized
	Stock	Capital	Earnings	Losses
Balance March 9, 2016	13,383	15,810,068	-	(14,442)

Issuance of 14,076 shares of common stock	141	148,841

Issuance of stock options		83,353

Net income			1,865,189

Unrealized losses on securities available
for sale, net of tax benefit of ($57,731)				(160,006)

Balance December 31, 2016	$ 13,524	$ 16,042,262	$ 1,865,189	$ (174,448)

See Notes to Financial Statements

STONE BANCSHARES, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS

PERIOD ENDED DECEMBER 31, 2016

Cash flows from operating activities
Net income	$ 1,865,189
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation and amortization	577,533
Deferred income taxes	(87,609)
Provision for loan losses	895,000
Write-downs of foreclosed assets held for sale	800
Net amortization and accretion of securities	23,166
Loss on sale of foreclosed assets	7,595
Gain on sale of securities available for sale	(30,263)
Gain on sale of loans	4,876,858
Gain on sale of premises and equipment	13,661
Proceeds from sale of loans	41,692,847
Origination of loans for sale	(51,343,353)
Federal Home Loan Bank stock dividend	(6,980)
Increase in accrued interest receivable	(180,979)
Increase in other assets	(600,676)
Increase in accrued interest payable	26,606
Increase in other liabilities	1,262,546
Net cash provided (used) by operating activities	(1,008,059)

Cash flows from investing activities
Proceeds from sale of securities available for sale	1,428,410
Proceeds from maturities and calls of securities available for sale	1,122,335
Purchases of securities available for sale	(2,301,000)
Net increase in loans	(36,972,192)
Proceeds from sale of foreclosed assets	187,476
Proceeds from sale of premises and equipment	25,120
Purchase of premises and equipment	(2,512,672)
Purchase of Federal Home Loan Bank stock	(605,920)
Net cash used by investing activities	(39,628,443)

Cash flows from financing activities
Net increase in deposits	32,292,024
Short-term borrowings, net	9,200,000
Proceeds from notes payable	400,000
Proceeds from issuance of stock options	83,353
Proceeds from issuance of common stock	148,982
Net cash provided by financing activities	42,124,359

Net increase in cash and cash equivalents	1,487,857

Cash and cash equivalents at beginning of period	6,428,252

Cash and cash equivalents at end of period	$ 7,916,109

See Notes to Financial Statements

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

Note 1)Summary of significant accounting policies:

Nature of operations -

Stone Bancshares, Inc. (the Company) began operations on March 9, 2016, and these consolidated financial statements and notes to consolidated financial statements reflect activity from that date through December 31, 2016.  Stone Bancshares, Inc. through its wholly-owned subsidiary, Stone Bank, provides traditional commercial and retail banking services primarily to its principal markets in North Central and Central Arkansas.  On August 4, 2015, the Bank's conversation from a federal to a state charter was approved by the Bank's regulator as well as its name change from Ozark Heritage Bank, N.A. to Stone Bank.  The Bank is headquartered in Mountain View, Arkansas.  The Company's primary business activity is the ownership of the Bank.  The accounting and reporting policies of the Company and the methods of applying those policies that materially affect the accompanying consolidated financial statements conform with accounting principles generally accepted in the United States and with general financial services industry practices.  The Bank is subject to competition from other financial institutions and is also subject to the regulations of certain government agencies and undergoes periodic examinations by those regulatory authorities.

Principles of consolidation -

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Stone Bank.  All significant intercompany accounts and transactions have been eliminated.

Use of estimates -

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses and the valuation of foreclosed assets held for sale is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions.  In connection with the determination of the estimated losses on such assets, management obtains independent appraisals for significant collateral.

The Company's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets.  Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans and foreclosed assets held for sale, further reductions in the carrying amounts of such assets may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on such assets.  Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.  Because of these factors, it is reasonably possible that the estimated losses on such assets may change materially in the near term.  However, the amount of the change that is reasonably possible cannot be estimated.

Interest rate risk -

The Company's asset base is exposed to risks including changes in interest rates and changes in the timing of

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

cash flows.  Management monitors the effect of such risks by considering the mismatch of the maturities of its assets and liabilities in the current interest rate environment and the sensitivity of assets and liabilities to changes in interest rates.  Management has considered the effect of significant increases and decreases in interest rates and believes such changes, if they occurred, would be manageable and would not affect the ability of the Company to hold its assets until maturity.

Cash and cash flows -

For the purpose of presentation in the statements of cash flows, cash and cash equivalents is defined as those amounts included in the consolidated statement of financial condition captions "Cash and due from banks" and "Federal funds sold."

Cash flows from loans, either originated or acquired, are classified at that time according to management's original intent to either sell or hold the loan for the foreseeable future.  When management's intent is to sell the loan, the cash flows of that loan are presented as operating cash flow.  When management's intent is to hold the loan for the foreseeable future, the cash flows of that loan are presented as investing cash flows.

Significant concentrations of credit risk -

The majority of the Company's activities are with customers located within and around Stone and Jefferson counties in Arkansas.  Note 3 describes the types of investment securities in which the Company invests.  Note 4 discusses the types of lending in which the Company engages.  The Company's loan portfolio has concentrations in poultry and agricultural loans.

Off balance sheet financial instruments -

In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit, and standby letters of credit.  Such financial instruments are recorded in the consolidated financial statements when they are funded.

Securities available for sale -

The Company determines the classification of securities at the time of purchase.  If the Company does not intend to hold the securities to maturity, they are classified as available for sale and carried at estimated fair value with unrealized gains or losses reported as a separate component of stockholder's equity in other comprehensive income (loss).  Securities available for sale are a part of the Company's asset/liability management strategy and may be sold in response to changes in interest rates, prepayment risk or other market factors.

Interest income on securities is recognized in interest income on an accrual basis.  Premiums and discounts on debt securities are amortized as an adjustment to interest income over the period to maturity of the related security using the effective interest method.  Realized gains or losses on the sale of securities are determined using the specific identification method.

The Company reviews investment securities for impairment on a quarterly basis or more frequently if events and circumstances warrant.  In order to determine if a decline in fair value below amortized cost represents other-than-temporary impairment (OTTI), management considers several factors, including but not limited to, the length of time and extent to which the fair value has been less than the amortized cost basis, the financial condition and near-term prospects of the issuer (considering factors such as adverse conditions specific to the issuer and the security and ratings agency actions) and the Company's intent and ability to retain the investment in order to allow for an anticipated recovery in fair value.

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

The Company recognizes OTTI of a security for which there has been a decline in fair value below amortized cost if (i) management intends to sell the security, (ii) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, or (iii) the Company does not expect to recover the entire amortized cost basis of the security. The amount by which amortized cost exceeds the fair value of a security that is considered to have OTTI is separated into a component representing the credit loss, which is recognized in earnings, and a component related to all other factors, which is recognized in other comprehensive income (loss).  The measurement of the credit loss component is equal to the difference between the security's amortized cost basis and the present value of its expected future cash flows discounted at the security's effective yield.  If the Company intends to sell the security, or if it is more likely than not it will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the entire difference between the amortized cost basis and fair value of the security.

Revenue recognition -

The largest source of revenue for the Company is interest income.  Interest income is recognized on an accrual basis driven by nondiscretionary formulas based on written contracts, such as loan agreements or securities contracts.  Credit-related fees, including letter of credit fees, are recognized in other income when earned.  Other types of noninterest revenues, such as service charges on deposit accounts, loan servicing fees, and premiums recognized on the sale of Farm Service Agency guaranteed loans, are accrued and recognized as income when services are provided and the amount of fees earned is reasonably determinable.

Net loans receivable -

The Company grants mortgage, commercial and consumer loans to customers.  A substantial portion of the loan portfolio is represented by loans in North Central and Central Arkansas.  The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balance adjusted for any charge-offs, allowances for loan losses, deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.  Interest income is accrued on the unpaid principal balance, except for a loan classified as nonaccrual.

Generally accepted accounting principles require loan origination fees and certain direct loan origination costs to be capitalized and recognized as an adjustment to the yield of the related loan.  Such fees and costs are deferred when appropriate.  Deferred loan fees, net of deferred costs, are amortized to income over the life of such loans, using the interest method.  Such fees and costs are included in the Company's consolidated financial statements as part of net loans receivable.

Nonaccrual loans -

The Company classifies loans as past due when the payment of principal or interest is greater than 30 days delinquent based on the contractual next payment due date,  The Company's policies related to when loans are placed on nonaccrual status conform to guidelines prescribed by regulatory authorities.  Loans are placed on nonaccrual status when it is probable that principal or interest is not fully collectible, or generally when principal or interest becomes 90 days past due, whichever occurs first.  When loans are placed on nonaccrual status, interest receivable is reversed against interest income in the current period and the amortization of any discount ceases.  Interest payments received thereafter are applied as a reduction to the remaining principal balance unless management believes that the ultimate collection of the principal is likely, in which case payments are recognized in earnings on a cash basis.  Loans are removed from nonaccrual

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

status when they become current as to both principal and interest and the collectability of principal and interest is no longer doubtful.  Generally, a nonaccrual loan remains on nonaccrual status for a period of six months to demonstrate the borrower can consistently meet the repayment terms.

Impaired loans -

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Troubled debt restructurings -

In certain situations due to economic or legal reasons related to a borrower's financial difficulties, the Company may grant a concession to a borrower for other than an insignificant period of time that the Company would not otherwise consider.  At that time, the related loan is classified as a troubled debt restructuring (TDR) and considered impaired.  The concessions granted may include rate reductions, principal forgiveness, payment forbearance, extensions of maturity at rates of interest below those commensurate with the risk profile of the borrower, and other actions intended to minimize economic loss.

A troubled debt restructured loan is generally placed on nonaccrual status at the time of the modification unless the borrower has no history of missed payments for six months prior to the restructuring.  If the borrower performs pursuant to the modified loan terms for at least six months and the remaining loan balance is considered collectible, the loan is returned to accrual status.

Allowance for loan losses -

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes a loan balance is uncollectable.  Subsequent recoveries, if any, are credited to the allowance for loan losses.  The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance is maintained at a level considered adequate to provide for potential loan losses related to specifically identified loans as well as probable credit losses inherent in the remainder of the loan portfolio as of year end.  This estimate is based on management's evaluation of the loan portfolio, as well as on prevailing and anticipated economic conditions and historical losses by loan category.  General reserves have been established, based upon the aforementioned factors and allocated to the individual loan categories.  Allowances are accrued on specific loans evaluated for impairment for which the basis of each loan, including accrued interest, exceeds the discounted amount of expected future collections of interest and principal or, alternatively, the fair value of loan collateral.  The unallocated reserve generally serves to

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

compensate for the uncertainty in estimating loan losses, including the possibility of changes in risk ratings and specific reserve allocations in the loan portfolio as a result of the Company's ongoing risk management system.

Large groups of smaller balance homogeneous loans are collectively evaluated in the allowance for loan losses.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Premises and equipment -

Land is carried at cost.  Buildings and equipment are carried at cost, less accumulated depreciation.  Depreciation is provided for primarily by the straight-line method for financial reporting while accelerated methods are used in the determination of taxable income.  Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized.  Gains and losses on dispositions are included in current operations.  Estimated useful lives are as follows:

Years

Buildings and improvements	7 - 40
Furniture and equipment	3 - 10

Bank owned life insurance (BOLI) -

BOLI consists of life insurance policies purchased by the Bank on qualifying officers with the Bank designated as the owner and beneficiary of the policies.  BOLI is carried at the policy's realizable cash surrender value with changes in cash surrender value and death benefits received in excess of cash surrender values reported in other income and policy fees reported in other expense.  The net change in the realized cash surrender value and policy fees for the period ended December 31, 2016, was $40,487.

Foreclosed assets held for sale -

Real estate and repossessed personal properties acquired through or in lieu of loan foreclosure are initially recorded at the lesser of current principal investment or fair value less estimated costs to sell at the date of foreclosure or repossession.  When such assets are acquired, any shortfall between the loan carrying value and the estimated fair value of the underlying collateral less disposition costs is recorded as an adjustment to the allowance for loan losses.  Valuations of these assets are periodically reviewed by management with the carrying value of such assets adjusted to the estimated fair value net of estimated selling costs, if lower, until disposition.  Gains and losses from the sale of foreclosed assets, repossessions and other real estate are recorded in other income, and expenses used to maintain the properties are included in other expense.

Intangible assets -

Intangible assets include goodwill, which is the excess of cost over the fair value of net assets of acquired businesses, and other identifiable intangibles.  Other identifiable intangible assets include core deposit intangible assets, which are related to the value of acquired indeterminate-maturity deposits.  The core deposit intangible is amortized on a straight-line basis over seven years, which is the anticipated period of benefit for those deposits.  The Company assesses its intangible asset's qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more-likely-than-not that the fair value of the indefinite-lived intangible asset is less than its carrying amount.  If, after assessing all events and circumstances, the Company determines it is not more-likely-than-not that the fair value of the intangible asset is less than its carrying amount, then performing the two-step impairment test is unnecessary.  However, if the Company concludes otherwise, then the Company performs the first step of the two-step impairment test by calculating the fair value of the intangible asset and comparing the fair value with the carrying amount.

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

Identifiable intangible assets other than goodwill are reviewed at least annually for events or circumstances that could impact the recoverability of the intangible assets.  These events could include loss of core deposits, increased competition or adverse changes in the economy.  To the extent that these identifiable intangible assets are deemed unrecoverable, impairment losses are recorded in other noninterest expenses to reduce the carrying amount.  Management noted no indicators of impairment for the core deposit intangible asset during the period ended December 31, 2016.

The Company's goodwill is reviewed for impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment.  Adverse changes in the economic environment, declining operations, or other factors could result in a decline in the implied fair value of goodwill.  There were no indicators of impairment of goodwill during 2016.

Share-based payments -

Compensation cost for share-based payments, which consists of stock options issued to employees, is measured based on the fair value of the award at the grant date and is recognized in the consolidated financial statements on a straight-line basis over the requisite service period.  The fair value of stock options is estimated at the grant date using the Black-Scholes option pricing model. This model requires assumptions as to the expected stock volatility, dividends, terms and risk-free rates. The expected volatility is based on the volatility of comparable peer banks. The expected term represents the period of time that options are expected to be outstanding from the grant date. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the appropriate life of each option. The expected dividend yield was determined by management based on the expected dividends to be declared over the expected term of the options.

Income taxes -

The Company and its wholly-owned subsidiary file a consolidated federal and state income tax return.  The subsidiary provides for income taxes on a separate return basis, and remits to the Company amounts determined to be currently payable.  The subsidiary is no longer subject to income tax examinations by U.S. federal and state tax authorities for years prior to 2013.

Income taxes are provided for the tax effects of the transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of the allowance for loan losses, accumulated depreciation, and tax cash basis accounting (See Note 11).  Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.  Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled.  As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Uncertain tax positions are recognized if it is more-likely-than-not, based on technical merits, that the tax position will be realized or sustained upon examination.  The term "more-likely-than-not" means the likelihood of more than fifty percent; the term ''upon examination'' also includes resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management's judgment.

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

Advertising and marketing cost -

Advertising and marketing costs are expensed as incurred.  Total advertising and marketing cost is disclosed in the consolidated statement of income.

Recent accounting pronouncements -

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers.  ASU 2014-09 provides guidance that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services.  ASU 2014-09 is effective for annual and interim periods beginning after December 15, 2016.  In August 2015, FASB issued ASU 2015-14, Revenue from Contracts with Customers.  ASU 2015-14 deferred the effective date of ASU 2014-09 to annual periods beginning after December 15, 2018.  The Company is currently evaluating the impact, if any, ASU 2014-09 will have on its consolidated statement of financial condition, consolidated results of operations, and its consolidated financial statement disclosures.

In January 2016, FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities.  ASU 2016-01 revises the accounting for the classification and measurement of investments in equity securities and revises the presentation of certain fair value changes for financial liabilities measured at fair value.  For equity securities, the guidance in ASU 2016-01 requires equity investments be measured at fair value with changes in fair value recognized in net income.  For financial liabilities that are measured at fair value in accordance with the fair value option, the guidance requires presenting, in other comprehensive income, the change in fair value that relates to a change in instrument-specific credit risk.  ASU 2016-01 also eliminates the disclosure assumptions used to estimate fair value for financial instruments measured at amortized cost and requires disclosure of an exit price notion in determining the fair value of financial instruments measured at amortized cost.  ASU 2016-01 is effective for annual and interim periods beginning after December 15, 2017.  The Company is currently evaluating the impact ASU 2016-01 will have on its consolidated statement of financial condition, consolidated results of operations, and its consolidated financial statement disclosures.

Recent accounting pronouncements - (continued)

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842).  ASU 2016-02 requires lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with terms of more than twelve months.  Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease.  ASU 2016-02 will require both types of leases to be recognized on the consolidated statement of financial condition.  The right-of-use asset and related lease liability will be initially measured at the present value of the remaining lease payments; however, if the original term of the lease is less than twelve months and the lease does not contain a purchase option that is reasonably certain to be exercised, a lessee may account for the lease as an operating lease under ASC 840.  ASU 2016-02 also will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases.  These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements.  ASU 2016-02 is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted.  The Company is currently evaluating the impact ASU 2016-02 will have on its consolidated statement of financial condition, consolidated results of operations, and its consolidated financial statement disclosures.

In June 2016, FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  ASU 2016-13 improves financial reporting by requiring timelier recording of credit losses on loans and other financial instruments.  The new guidance replaces the current incurred loss model that is utilized in estimating the allowance for loan and lease losses with a model that requires

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

management to estimate all contractual cash flows that are not expected to be collected over the life of the loan based on historical experience, current conditions, and reasonable and supportable forecasts.  Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses.  The Company will continue to use judgment to determine which loss estimation method is appropriate for their circumstances.  This revised model is what FASB describes as the current expected credit loss (CECL) model and FASB believes the CECL model will result in more timely recognition of credit losses since the model incorporates expected credit losses versus incurred credit losses.  The scope of ASU 2016-13 includes loans, including purchased loans with credit deterioration, available-for-sale debt instruments, lease receivables, loan commitments and financial guarantees that are not accounted for at fair value.  ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, with early adoption permitted for annual and interim periods beginning after December 15, 2018.  The Company is currently evaluating the impact ASU 2016-13 will have on its consolidated statement of financial condition, consolidated results of operations, and its consolidated financial statement disclosures.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), which FASB believes will clarify guidance on how certain transactions are classified within the statement of cash flows.  The standard addresses a number of cash flow presentation items including: debt prepayment and extinguishment, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, corporate owned life insurance policies and BOLI policies, distributions received from equity method investees, classification of beneficial interest received in a securitization transaction and cash receipts from beneficial interest in securitized trade receivables and separately identifiable cash flows and application of the predominance principle.  ASU 2016-15 is effective for annual and interim periods beginning after December 15, 2017, with early adoption permitted.   Since ASU 2016-15 applies to the classification of cash flows, no impact is anticipated on the Company's consolidated statement of financial condition or consolidated results of operations; however, the Company is currently evaluating the impact on its consolidated statement of cash flows and its consolidated financial statement disclosures.

Presently, the Company is not aware of any other changes to the Accounting Standards Codification that will have a material impact on the Company's present or future consolidated financial position or consolidated results of operations.

Note 2)Statement of cash flows:

Supplemental disclosure of cash flow information is as follows for the period ended December 31, 2016:

Cash paid for
Interest on deposits and borrowed funds	$ 1,013,420
Income taxes	1,300,000

Noncash investing activities
Property acquired in settlement of loans	442,208
Loans made to facilitate the sale of foreclosed assets	55,000

Note 3)Securities available for sale:

The amortized cost and estimated fair value of securities, with gross unrealized gains and losses as of December 31, 2016, is presented below.

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Mortgage-backed and collateralized
mortgage obligations	$ 4,557,745	$ 3,253	$ (121,182)	$ 4,439,816
State and municipal bonds	2,597,518	3,948	(150,334)	2,451,132

	$ 7,155,263	$ 7,201	$ (271,516)	$ 6,890,948

There were no securities pledged at December 31, 2016 to secure public deposits and for other purposes required or permitted by law.  For the period ended December 31, 2016, proceeds from sales, paydowns, maturities, and calls of securities totaled $2,550,746.  There were $30,263 in gains and no realized losses during the period ended December 31, 2016.

Information pertaining to securities available for sale with gross unrealized losses at December 31, 2016, aggregated by investment category and length of time securities have been in a continuous loss position, follows:

	Less than Twelve Months		More than Twelve Months
	Gross	Estimated	Gross	Estimated
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value

Mortgage-backed and collateralized
mortgage obligations	$ 53,098	$ 3,162,162	$ 68,084	$ 1,148,710
State and municipal bonds	150,334	2,228,661	-	-

	$ 203,432	$ 5,390,823	$ 68,084	$ 1,148,710

In evaluating the Company's unrealized loss positions for OTTI, management considers the credit quality of the issuer, the nature and cause of the unrealized loss and the severity and duration of the impairments.  At December 31, 2016, management determined the unrealized losses were the result of fluctuations in interest rates and did not reflect deteriorations of the credit quality of the investments.  Accordingly, management believes that its unrealized losses on securities are temporary, and the Company has both the ability and intent to hold these investments until maturity or until such time as fair value recovers above amortized cost.

The amortized cost and estimated fair value of securities available for sale by contractual maturity at December 31, 2016, are as follows:

	Amortized	Estimated
	Cost	Fair Value

Due from one to five years	$ 2,566,349	$ 2,474,637
Due from six to nine years	$ 2,166,396	$ 2,136,574
Due after ten years	2,422,518	2,279,737

	$ 7,155,263	$ 6,890,948

Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

Note 4)Net loans receivable:

Net loans receivable consist of the following at December 31, 2016:

Individual and commercial real estate	$ 79,749,611
Commercial and agriculture	34,456,023
Consumer and other	4,624,158
118,829,792
Allowance for loan losses	(1,701,591)

$ 117,128,201

Overdraft demand deposit accounts totaling $41,127 were included in consumer and other loans at December 31, 2016.  Net unamortized deferred loan origination costs included in net loans receivable were $743,692 December 31, 2016.  Loans serviced for various investors which are not reflected in the accompanying consolidated statement of financial condition was $109,290,793 December 31, 2016.  These amounts result from the sale of originated loans by the Company.

Loan origination/risk management - The Company seeks to manage its credit risk by diversifying its loan portfolio, determining that borrowers have adequate sources of cash flow for loan repayment without liquidation of collateral; obtaining and monitoring collateral; and providing an adequate allowance for loan losses by regularly reviewing loans through the internal loan review process.  The Company seeks to use diversification within the loan portfolio to reduce its credit risk, thereby minimizing the adverse impact on the portfolio if weaknesses develop in either the economy or a particular segment of borrowers.

Collateral requirements are based on credit assessments of borrowers and may be used to recover the debt in case of default.  Historical loss rates consist of a twelve-quarter historical loss average with a heavier weight assigned on the most four recent quarters.

Commercial and agriculture - The commercial and agriculture loan portfolios include loans to commercial and agriculture customers for use in normal business or to finance working capital needs, equipment purchases or other expansion projects. Collection risk in this portfolio is driven by the creditworthiness of the underlying borrowers, particularly cash flow from customers' business and farming operations.  The Company continues its efforts to keep loan terms short, reducing the negative impact of upward movement in interest rates.  Term loans are generally set up with a one or three year balloon.  It is standard practice to require personal guaranties on all commercial and agriculture loans, particularly as they relate to closely-held or limited liability entities.

Individual and commercial real estate - The real estate loan portfolio consists of construction loans, single family residential loans and commercial loans.  Construction and development loans and commercial real estate (CRE) loans can be particularly sensitive to valuation of real estate.  Commercial real estate cycles are inevitable.  The long planning and production process for new properties and rapid shifts in business conditions and employment create an inherent tension between supply and demand for commercial properties.  While general economic trends often move individual markets in the same direction over time, the timing and magnitude of changes are determined by other forces unique to each market.  CRE cycles tend to be local in nature and longer than other credit cycles.  Factors influencing the CRE market are traditionally different from those affecting residential real estate markets; thereby making predictions for one market based on the other difficult.  Additionally, submarkets such as office, industrial, apartment, retail and hotel - also experience different cycles, providing an opportunity to lower the overall risk through diversification across types of CRE loans.  Management realizes that local demand and supply conditions will also mean that different geographic areas will experience cycles of different amplitude and length.  The Company monitors these loans closely and has no significant concentrations in its real estate loan portfolio.

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

Consumer and other loans - The consumer loan portfolio consists of auto and other consumer loans.  Auto and other consumer loans include direct and indirect installment loans and overdrafts.  Loans in this portfolio segment are sensitive to unemployment and other key consumer economic measures.

An aged analysis of past due loans at December 31, 2016, segregated by class of loans, is as follows:

		90 Days				90 Days
	30-89 Days	or More	Total		Total	Past Due &
	Past Due	Past Due	Past Due	Current	Loans	Accruing

Individual and
commercial real estate	$ 572,782	$ 841,185	$ 1,413,967	$ 78,335,644	$ 79,749,611	$ 86,332
Commercial and
agriculture	1,437,732	1,066,795	2,504,527	31,951,496	34,456,023	23,254
Consumer and other	68,255	-	68,255	4,555,903	4,624,158	-

	$ 2,078,769	$ 1,907,980	$ 3,986,749	$ 114,843,043	$ 118,829,792	$ 109,586

Impaired loans, segregated by class of loans, at December 31, 2016, are as follows:

	Unpaid	Recorded	Recorded
	Contractual	Investment	Investment	Total
	Principal	With No	With	Recorded	Related
	Balance	Allowance	Allowance	Investment	Allowance

Individual and commercial real estate	$ 3,571,155	$ 1,185,555	$ 164,039	$ 1,349,594	$ 12,755
Commercial and agriculture	1,223,461	805,761	130,735	936,496	35,852
Consumer and other	-	-	-	-	-

	$ 4,794,616	$ 1,991,316	$ 294,774	$ 2,286,090	$ 48,607

Nonaccrual loans at December 31, 2016, segregated by class of loans, are as follows:

Individual and commercial real estate	$ 1,315,164
Commercial and agriculture	1,068,083
Consumer and other	-

Total nonaccrual loans	$ 2,383,247

Specific allocations are applied when quantifiable factors are present requiring a greater allocation than that established by the Company based on its analysis of historical losses for each loan category. Impairment is evaluated in total for smaller-balance loans of a similar nature and on an individual loan basis for other loans.  Impaired loans, or portions thereof, are charged-off when deemed uncollectible.

Interest income of $71,484 as recognized on average impaired loans of $1,510,352 for the period ended December 31, 2016.  Interest income recognized on a cash basis on impaired loans was not materially different.  No additional funds are committed to be advanced in connection with impaired loans.

TDRs occur when a borrower is experiencing, or is expected to experience, financial difficulties in the near-term and, consequently, a modification that would otherwise not be considered is granted to the borrower.  TDRs at December 31, 2016, were $2,023,638.

The following table presents TDRs by class entered into during the period ending December 31, 2016:

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number	Recorded	Recorded
	of Contracts	Investment	Investment

Individual and commercial real estate	1	$ 4,739	$ 4,739
Commercial and agriculture	2	527,333	527,333
Consumer and other	2	2,711	2,711
	5	$ 534,783	$ 534,783

The Company had $1,235,351 of accruing TDRs at December 31, 2016.  Nonaccrual TDRs were $788,287 at December 31, 2016.  There was $34,900 related to allowance for loan losses included in the reserves related to TDRs at        December 31, 2016.  There were $405,676 in payment defaults or charge-offs reported for TDRs during the period ended December 31, 2016.  The Company has no commitments to lend any additional amounts to customers with outstanding loans that are classified as TDRs.

The terms of certain other loans were modified during the period ended December 31, 2016, that did not meet the definition of a TDR.  The modification of these loans involved either a modification of the terms of a loan to borrowers who were not experiencing financial difficulties or a modification in which the delay in payment was not considered to be significant.  In order to determine whether a borrower is experiencing difficulty, an evaluation is performed of the probability that the borrower would be in payment default on any of its debt in the foreseeable future without the modification.  This evaluation is performed by the Company in accordance with its loan policy.

Charge-offs net of recoveries for the period ended December 31, 2016, segregated by class of loans, are as follows:

Individual and commercial real estate	$ (327,568)
Commercial and agriculture	(148,761)
Consumer and other	(36,795)

$ (513,124)

Loans identified as losses by management, internal loan review and/or bank examiners are charged off.

Credit quality indicators - As part of the on-going monitoring of the credit quality of the Company's loan portfolio, management tracks certain credit quality indicators including trends related to (i) the risk rating of loans, (ii) the level of classified loans, (iii) net charge-offs, (iv) non-performing loans (see details above) and (v) the general economic conditions in Arkansas.

The Company assigns a risk rating classification from 1 to 8 to each individual loan or lending relationship.  A general description of the characteristics of the 8 risk ratings is as follows:

•Risk rating 1 - Excellent - Loans in this category are to persons or entities of unquestioned financial strength, a highly liquid financial position, with collateral that is liquid and well managed.  These borrowers have performed without question on past obligations, and the Company expects their performance to continue.  Internally generated cash flow covers current maturities of long-term debt by a substantial margin.  Loans secured by Company certificates of deposit and savings accounts, with appropriate holds placed on the accounts, are to be rated in this category.

•Risk rating 2 - Good - These are loans to persons or entities with strong financial condition and above average liquidity who have previously satisfactorily handled their obligations with the Company.   Collateral securing the Company's debt has a LTV consistent with these policy guidelines.  Internally generated cash flow covers current maturities of long-term debt more than adequately.

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

•Risk rating 3 - Pass - Loans to persons or entities with an average financial condition, adequate collateral margins, adequate cash flow to service long-term debt, and net worth comprised mainly of fixed assets are included in this category.  These entities are minimally profitable now, with projections indicating continued profitability into the foreseeable future.  Closely held corporations or businesses where a majority of the profits are withdrawn by the owners or paid in dividends are included in this category.  Unsecured loans to individuals supported by strong financial statements and on which repayment is satisfactory also may be included in this classification.  Overall, these loans are basically sound.

•Risk rating 4 - Watch - These loans are characterized by borrowers who have marginal cash flow, marginal profitability, or have experienced an unprofitable year and a declining financial condition.  The borrower has in the past satisfactorily handled debts with the Company, but in recent months has either been late, delinquent in making payments, or made sporadic payments.  While the Company continues to be adequately secured, margins have decreased or are decreasing, despite the borrower's continued satisfactory condition.  Other characteristics of borrowers in this class include inadequate credit information, weakness of financial statement and repayment capacity, but with collateral that appears to limit exposure.  This classification includes loans to established borrowers that are reasonable margined by collateral, but where potential for improvement in financial capacity appears limited.

•Risks rating 5 - Special Mention - Loans in this category have potential weaknesses that deserve management's close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution's credit position at some future date.  Special mentions assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

•Risk rating 6 - Substandard - A loan classified as substandard is inadequately protected by the current sound worth and paying capacity of the borrower or the collateral pledged, if any.  Assets so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt.  They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

•Risk rating 7 - Doubtful - A loan classified as doubtful has all the weaknesses inherent in a loan classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.  These are poor quality loans in which neither the collateral, if any, nor the financial condition of the borrower presently ensure collectability in full in a reasonable period of time; in fact, there is permanent impairment in the collateral securing the loan.

•Risk rating 8 - Loss - Loans classified as loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted.  Assets classified as loss should be charged-off in the period in which they became uncollectible.

Classified loans for the Company include loans in risk ratings 6, 7 and 8. Loans may be classified, but not considered impaired, due to one of the following reasons: (1) The Company has established minimum dollar amount thresholds for loan impairment testing, loans rated 6 - 8 that fall under the threshold amount are not individually tested for impairment, (2) of the loans that are above the threshold amount and tested for impairment, after testing, some are considered to not be impaired and are not included in impaired loans.  Total classified loans were $4,625,549 December 31, 2016.

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

The following table presents a summary of loans by credit risk rating as of December 31, 2016, segregated by class of loans.

	Risk Rating 1-5	Risk Rating 6	Risk Rating 7	Risk Rating 8	Total

Individual and commercial real estate	$ 77,608,041	$ 2,141,570	$ -	$ -	$ 79,749,611
Commercial and agriculture	32,017,234	2,438,789	-	-	34,456,023
Consumer and other	4,578,968	45,190	-	-	4,624,158

	$ 114,204,243	$ 4,625,549	$ -	$ -	$ 118,829,792

Note 5)Allowance for loan losses:

Allowance for loan losses - The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management's best estimate of probable losses that have been incurred within the existing portfolio of loans.  The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio.  The Company's allowance for loan loss methodology includes allowance allocations calculated in accordance with Accounting Standards Codification (ASC) Topic 310, Receivables, and allowance allocations calculated in accordance with ASC Topic 450, Contingencies.  Accordingly, the methodology is based on historical loss experience by type of credit and internal risk grade, specific homogeneous risk pools and specific loss allocations, with adjustments for current events and conditions.  The Company's process for determining the appropriate level of the allowance for loan losses is designed to account for credit deterioration as it occurs.  The provision for loan losses reflects loan quality trends, including the levels of and trends related to nonaccrual loans, past due loans, potential problem loans, criticized loans and net charge-offs or recoveries, among other factors.  The provision for loan losses also reflects the totality of actions taken on all loans for a particular period.  In other words, the amount of the provision reflects not only the necessary increases in the allowance for loan losses related to newly identified criticized loans, but it also reflects actions taken related to other loans including, among other things, any necessary increases or decreases in required allowances for specific loans or loan pools.

The allowance for loan losses is determined quarterly based on management's assessment of several factors such as (1) historical loss experience based on volumes and types, (2) reviews or evaluations of the loan portfolio and allowance for loan losses, (3) trends in volume, maturity and composition, (4) off balance sheet credit risk, (5) volume and trends in delinquencies and nonaccruals, (6) lending policies and procedures including those for loan losses, collections and recoveries, (7) national, state and local economic trends and conditions, (8) concentrations of credit that might affect loss experience across one or more components of the loan portfolio, (9) the experience, ability and depth of lending management and staff and (10) other factors and trends that will affect specific loans and categories of loans.

As management evaluates the allowance for loan losses, it is categorized as follows: (1) specific allocations, (2) allocations for classified assets with no specific allocation, (3) general allocations for each major loan category and (4) unallocated portion.

Specific allocations are made when factors are present requiring a greater reserve than would be required when using the historical loss and other factor allocation.  As a general rule, if a specific allocation is warranted, it is the result of an analysis of a previously classified credit or relationship.  The Company's evaluation process in specific allocations includes a review of appraisals or other collateral analysis.  These values are compared to the remaining outstanding principal balance.  If a loss is determined to be reasonably possible, the possible loss is identified as a specific allocation.  If the loan is not collateral dependent, the measurement of loss is based on the expected future cash flows of the loan.

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

Management recognizes that unforeseen risks are inherent in the loan portfolio, and seeks to quantify, to the extent possible, factors that affect both the value and collectability of the asset. Relative to ASC Topic 310, the Company has identified the following risk factors that have the potential to affect loan quality, and correspondingly, loan recognition.  The factors are identified as (1) lending policies and procedures, (2) economic outlook and business conditions, (3) level and trend in delinquencies, (4) concentrations of credit and (5) external factors and competition.  It is likely that these factors and the allowance methodology will continue to evolve over time.

The Company establishes general allocations for each major loan category.  This section also includes allocations to loans which are collectively evaluated for loss such as one-to-four family owner occupied residential real estate loans and other consumer loans.  The allocations in this section are based on an analysis of historical losses for each loan category.  Management gives consideration to trends, changes in loan mix, delinquencies, prior losses and other related information.

Allowance allocations other than specific, classified and general are included in the unallocated portion.  While allocations are made for loans based upon historical loss analysis, the unallocated portion is designed to cover the uncertainty of how current economic conditions and other uncertainties may impact the existing loan portfolio.  Factors to consider include national and state economic conditions such as increases in unemployment, real estate value changes, the volatility in the stock market and the unknown impact of various government initiatives.  The unallocated reserve addresses inherent probable losses not included elsewhere in the allowance for loan losses.  While calculating allocated reserve, the unallocated reserve supports uncertainties within the loan portfolio.

The following table details activity in the allowance for loan losses by portfolio segment for the period ended December 31, 2016.  Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

	Individual and commercial real estate	Commercial and agriculture	Consumer and other	Unallocated	Total

Balance March 9	$ 1,013,906	$ 253,509	$ 26,100	$ 26,200	$ 1,319,715

Provision for loan losses	562,119	318,438	40,643	(26,200)	895,000
Recoveries	33,943	90,356	9,628	-	133,927
Charge-offs	(361,511)	(239,117)	(46,423)	-	(647,051)

Balance December 31	$ 1,248,457	$ 423,186	$ 29,948	$ -	$ 1,701,591

The allowance for loan losses at December 31, 2016, is allocated as follows:

	Individual and commercial real estate	Commercial and agriculture	Consumer and other	Unallocated	Total

Loans individually evaluated
for impairment	$ 12,755	$ 35,852	$ -	$ -	$ 48,607
Loans collectively evaluated
for impairment	1,235,702	387,334	29,948	-	1,652,984

Balance December 31	$ 1,248,457	$ 423,186	$ 29,948	$ -	$ 1,701,591

The Company's recorded investment in loans as of December 31, 2016, related to each balance in the allowance for loan losses by portfolio segment and disaggregated on the basis of the Company's impairment

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

methodology is as follows:

	Individual and commercial real estate	Commercial and agriculture	Consumer and other	Total

Loans individually evaluated
for impairment	$ 1,349,594	$ 936,496	$ -	$ 2,286,090
Loans collectively evaluated
for impairment	78,400,017	33,519,527	4,624,158	116,543,702

Balance December 31	$ 79,749,611	$ 34,456,023	$ 4,624,158	$ 118,829,792

Loan maturities as of December 31, 2016, are as follows:

Within one year	$ 26,982,969
Two through three years	23,665,247
Four through five years	29,053,729
After five years	39,127,847

$ 118,829,792

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

Note 6)Premises and equipment:

Premises and equipment at December 31, 2016, consists of:

Land	$ 2,501,991
Buildings and improvements	1,934,803
Furniture and equipment	1,621,253
Construction in progress	2,077,260
8,135,307
Accumulated depreciation	(1,127,660)

$ 7,007,647

Depreciation expense was $185,860 for the period ended December 31, 2016.

During 2016, the Company leased certain premises under operating leases with an affiliated entity.  Total rent expense paid to the affiliated entity during the period ended December 31, 2016, was $62,354.  The Company leases certain equipment under operating leases for varying periods of time.  Total lease expense for the period ended December 31, 2016, was $15,690.

Future minimum payments under non-cancellable operating leases for equipment that have an initial or remaining term in excess of one year at December 31, 2016, are as follows:

2017	$ 136,677
2018	88,727
2019	28,800
2020	30,000
Thereafter	87,000

$ 371,204

Note 7)Intangible assets:

Intangible assets at December 31, 2016, consist of goodwill.  Amortization expense related to the Company's core deposit intangible completed by the end of December 31, 2016.

Note 8)Deposits:

Maturities of time deposits at December 31, 2016, are as follows:

2017	$ 50,065,973
2018	9,377,341
2019	3,043,283
2020	2,709,356
Thereafter	18,362,607

$ 83,558,560

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

Note 9)Borrowed funds and note payable:

The Company has in place credit agreements with various financial institutions that provide borrowings of up to $21,964,000 on a revolving credit basis.  No funds have been disbursed to the Company under these agreements at December 31, 2016.

Federal funds purchased generally mature within one to four days from the transaction date or are due on demand.  There were no federal funds purchased at December 31, 2016.

At December 31, 2016, the Company had a $400,000 note payable, which matured on March 29, 2017, and was renewed as a $4,000,000 line of credit.  The note bears interest at a variable rate (3.50% at December 31, 2016) with interest payments due monthly.  The note was unsecured.

Note 10)Federal Home Loan Bank advances:

Federal Home Loan Bank (FHLB) advances are collateralized by a blanket pledge of certain real estate mortgage loans. The Company's advances totaling $20,200,000 had a weighted average interest rate of 1.335% December 31, 2016.

All FHLB advances are scheduled to mature as follows:

2017	$ 9,500,000
2018	6,200,000
2019	500,000
2020	2,500,000
Thereafter	1,500,000

$ 20,200,000

Note 11)Income taxes:

The provision for income taxes for the period ended December 31, 2016, is summarized as follows:

Current
Federal	$ 1,081,095
State	221,429
1,302,524
Deferred (benefit)
Federal	(72,800)
State	(14,809)
(87,609)

Provision for income taxes	$ 1,214,915

The effective income tax rate was 39.4% for the period ended December 31, 2016.  The effective rate differs from the enacted federal income tax rate due primarily to state income taxes, tax-exempt interest income, depreciation, and the allowance for loan losses.

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

Deferred taxes are recognized for the expected future tax consequences of the temporary differences between the carrying amounts and the tax bases of assets and liabilities.  Net deferred taxes are included in "Other assets" or "Other liabilities" on the consolidated statement of financial position as appropriate.  The components of the net deferred tax at December 31, 2016, are as follows:

2016
Deferred tax assets
Allowance for loan losses	$ 651,540
Net unrealized losses on securities available for sale	89,867
Other	39,098
780,505
Deferred tax liabilities
Cash basis adjustments	386,296
Premises and equipment	294,213
680,509

Net deferred tax asset	$ 99,996

Note 12)Transactions with related parties:

The Company has entered into transactions with its executive officers, directors, significant shareholders and their affiliates (related parties).  Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

The aggregate amount of loans to such related parties at December 31, 2016, are as follows:

2016

Beginning balance	$ 2,256,014
New loans	2,706,533
Repayments	(1,793,688)

Ending balance	$ 3,168,859

Deposits from related parties held by the Company at December 31, 2016, totaled $2,296,018.

Note 13)Regulatory matters:

Dividend restriction -

The Company is subject to certain restrictions on the amount of dividends it may declare without prior regulatory approval.  For 2016, approximately $1,502,000 of retained earnings was available for dividend declaration without prior regulatory approval. Since Stone Bancshares, Inc. is dependent upon the Bank for its own ability to pay dividends, these regulatory restrictions on the Bank also represent restrictions on the Company.

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

Capital requirements -

The Company (on a consolidated basis) is subject to various regulatory capital requirements administered by federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct and material effect on the Company's consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures for assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices.  The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

On July 2, 2013, the Board of Governors of the Federal Reserve System approved a final rule that establishes an integrated regulatory capital framework.  The rule implements the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Act.  In general, under the new rules, minimum requirements have increased for both the quantity and quality of capital held by banking organizations.  Consistent with the Basel framework, the new rules include a new minimum ratio of common equity Tier 1 capital to risk-weighted assets of 4.5% and a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets that applies to all supervised financial institutions.  The rule also raises the minimum ratio of Tier 1 capital to risk weighted assets from 4.0% to 6.0% and includes a minimum leverage ratio of 4.0% for all banking organizations.  The new rules, which became effective on January 1, 2015, change the methodology for calculating risk-weighted assets to enhance risk sensitivity and also implement strict eligibility criteria for certain regulatory capital instruments, by excluding trust preferred securities, mortgage servicing rights and certain deferred tax assets, and including unrealized gains and losses on available for sale debt and equity securities.  Management believes, as of December 31, 2016, that the Company and the Bank met the minimum capital adequacy requirements to which it is subject.

Note 13)Regulatory matters:  (continued)

As of December 31, 2016, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain total risk-based, Tier I risk-based, Tier I leverage, and common equity ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts, stated in 000's, and ratios as of December 31, 2016, are presented in the following table.

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

					Minimum To Be Well
			Minimum For Capital		Capitalized Under Prompt
	Actual		Adequacy Purposes		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital
(to risk-weighted assets)
Bank	$18,412	15.5%	$9,529	8.0%	$11,912	10.0%
Company	18,475	15.5	$9,564	8.0	11,955	10.0
Tier I Capital
(to risk-weighted assets)
Bank	16,919	14.2	7,147	6.0	9,529	8.0
Company	16,982	14.2	7,173	6.0	9,564	8.0
Tier I Capital
(to average assets)
Bank	16,919	11.6	5,825	4.0	7,282	5.0
Company	16,982	11.8	5,757	4.0	7,196	5.0
Common Equity
(to risk-weighted assets)
Bank	16,919	14.2	5,360	4.5	7,743	6.5
Company	16,982	14.2	5,380	4.5	7,771	6.5

Note 14)Concentration of credit:

The Company's loans, commitments, and commercial and standby letters of credit have been granted to customers concentrated within its principal market area.  Generally, such customers are depositors of the Company.  Investments in state and municipal securities also have involved governmental entities primarily within the Company's market area.  The concentrations of credit by type of loan are set forth in Note 4.  The distribution of commitments to extend credit approximates the distribution of loans outstanding.  Commercial and standby letters of credit were granted primarily to commercial borrowers.  Generally, the Company does not extend credit to any single borrower or group of related borrowers in excess of $3,694,000.

Note 15)Legal contingencies:

From time to time the Company is subject to litigation and claims arising out of the normal course of business.  Management evaluates these contingencies based on information currently available, including advice of counsel and assessment of available insurance coverage.  Although it is not possible to predict the ultimate resolution or financial liability with respect to these litigation contingencies, management is of the opinion that the outcome of pending and threatened litigation would not have a material effect on the Company's consolidated financial position or consolidated results of operation

Note 16)Off balance sheet activities:

In the normal course of business, the Company has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements.  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments.  The Company uses the same credit policies in making such commitments as it does for instruments that are included in the statement of financial condition.

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

At December 31, 2016, financial instruments with the following outstanding contract amounts represent credit risk:

Commitments to grant loans	$ 2,917,724
Unfunded commitments on lines of credit	8,289,221

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for equity lines of credit may expire without being drawn upon.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer's credit worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation.  Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Unfunded commitments under certain commercial lines of credit and revolving credit lines are commitments for possible future extensions of credit to existing customers.  These lines of credit are uncollateralized and may not be drawn upon to the total extent to which the Company is committed.

Standby letters of credit are conditional lending commitments issued by the Company to guarantee the performance of a customer to a third party.  Those letters of credit are primarily issued to support public and private borrowing arrangements.  Essentially all letters of credit issued have expiration dates within one year.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Note 17)Significant estimates and concentrations of credit risk:

The current economic environment presents financial institutions with unusual circumstances and challenges which in some cases have resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including volatility in the valuation of real estate and other collateral supporting loans.  The consolidated financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the consolidated financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Company's ability to meet regulatory capital requirements and maintain sufficient liquidity.

Estimates related to the allowance for loan losses and certain concentrations of credit risk are reflected in Notes 4 and 5.

Note 18)Disclosures about fair value of financial instruments:

The Company measures certain of its assets and liabilities on a fair value basis using various valuation techniques and assumptions, depending on the nature of the asset or liability.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Additionally, the fair value is used either annually or on a non-recurring basis to evaluate certain assets and liabilities for impairment or for disclosure purposes.  The three levels of inputs that may be used to measure fair value are listed below.

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

•Level 1 Inputs - Quoted prices in active markets for identical assets or liabilities.

•Level 2 Inputs - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices for similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•Level 3 Inputs - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial assets and liabilities measured at fair value on a recurring basis include the following:

Securities available for sale -

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities.  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows.  Level 2 securities include U.S. agency securities, mortgage-backed agency securities, and obligations of states and political subdivisions.  In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.  The Company's securities available for sale are reported at fair value utilizing Level 2 inputs.

The following table sets forth the Company's financial assets and liabilities by level within the fair value hierarchy that were measured at estimated fair value on a recurring basis at December 31, 2016:

Fair Value Measurement Using
		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
	Estimated	Identical Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Securities available for sale	$ 6,890,948	-	$ 6,890,948	-

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

Financial assets and liabilities measured at fair value on a nonrecurring basis include the following:

Impaired loans -

Loan impairment is reported when full payment under the loan terms is not expected.  Impaired loans are carried at the present value of estimated future cash flows using the loan's existing rate, or the fair value of collateral if the loan is collateral dependent.  A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance.  If these allocations cause the allowance for loan losses to require increase, such increase is reported as a component of the provision for loan losses.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed.

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

Foreclosed assets held for sale -

Foreclosed property is carried at the lower of the recorded investment in the loan or fair value less estimated costs to sell the property.  The fair value for foreclosed property that is based on either observable transactions of similar instruments or formally committed sale prices is classified as a Level 3 measurement.

The following table sets forth the Company's financial assets and liabilities by level within the fair value hierarchy that were measured at estimated fair value on a nonrecurring basis at December 31, 2016:

Fair Value Measurement Using
		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
	Estimated	Identical Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans, net	$ 2,237,483	-	-	$ 2,237,483
Foreclosed assets held for sale	$ 1,111,523	-	-	$ 1,111,523

The following table sets forth a summary of changes in the fair value of the Company's Level 3 assets at December 31, 2016.

		Foreclosed
	Impaired	Assets
	Loans, Net	Held For Sale

Balance beginning of period	$ 679,152	$ 865,186

Net transfers	1,677,088	434,613
Write-downs	(118,757)	(800)
Sales	-	(187,476)

Balance end of period	$ 2,237,483	$ 1,111,523

The following table presents information related to Level 3 nonrecurring fair value measurements at December 31, 2016:

Description	Technique	Unobservable Inputs	2016

Impaired loans, net	Appraisal or discounted	1) Management discount	$ 2,237,483
	cash flows	based on underlying
		collateral characteristics
		and market conditions
		2) Life of loan

Foreclosed assets	Appraisal or discounted	1) Management discount	1,111,523
held for sale	cash flows	based on underlying
		collateral characteristics
		and market conditions
		2) Life of loan
		3) Holding period

The following methods and assumptions were used to estimate the fair value of financial instruments that are not disclosed above:

Cash and cash equivalents -

The carrying amounts of cash and due from banks and federal funds sold reported in the consolidated

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

statement of financial condition approximate their estimated fair values.

Net loans receivable -

The fair value of loans is estimated by discounting the future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Loans with similar characteristics were aggregated for purposes of the calculations.  The carrying amount of accrued interest receivable approximates its fair value.

Deposits -

The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date (i.e. their carrying amount).  The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.  The carrying amount of accrued interest payable approximates its fair value.

Federal Home Loan Bank advances and note payable -

The carrying amounts of Federal Home Loan Bank advances and notes payable reported in the consolidated statement of financial condition approximate their estimated fair values.

Commitments to extend credit, letters of credit, and lines of credit -

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

The following table represents estimated fair values of the Company's financial instruments.  The fair values of certain instruments were calculated by discounting expected cash flows.  This method involves significant judgments by management considering the uncertainties of economic conditions and other factors inherent in the risk management of the financial instruments.  Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  Because no market exists for certain financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

	December 31, 2016
	Carrying	Estimated
	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$ 7,916,109	$ 7,916,109
Securities available for sale	6,890,948	6,890,948
Net loans receivable	117,128,201	120,827,000

Financial liabilities:
Deposits	112,659,882	110,835,000
Note payable	400,000	400,000
Federal Home Loan Bank advances	20,200,000	20,080,000

The fair value of commitments to extend credit and letters of credit is not presented since management

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

believes the fair value to be insignificant.

Note 19)Employee benefit plans:

Stock compensation plan -

The Company has an equity incentive plan that permits the granting of awards in the form of stock options.  The terms of all awards issued under the plan are determined by the Board of Directors.  Options vest based on employee service, generally two to seven years from the date of the grant.

A summary of the non-qualified stock option transactions for the period ended December 31, 2016, is as follows:

		Weighted
		Average
	Shares	Exercise Price

Options outstanding at beginning of period	208,893	$ 10.59
Granted	37,875	13.12
Exercised	(14,076)	10.58
Expired	-	-

Options outstanding at end of period	232,692	$ 10.97

The following table summarizes information about the stock options outstanding as of December 31, 2016:

Exercise	Number	Weighted Average	Number
Price	Outstanding	Contractual Life	Exercisable

$ 10.00	74,893	2.25Years	74,893
11.00	75,000	6.20Years	15,000
11.00	50,000	6.00Years	8,000
13.12	32,799	5.00Years	-

	232,692	4.72Years	97,893

The fair value of the stock options granted is estimated on the grant date using the Black-Scholes option pricing model methodology.  The expected volatility is based on the volatility of comparable peer banks. The expected term represents the period of time that the option award is expected to be outstanding from the date of grant. The risk-free interest rate is based on the US Treasury yields for the expected term of the instrument. Grants occurring in 2016 were estimated with the following assumptions and results:

Risk-free interest rate:	2.30%

Expected life	5

Expected volatility	10.00%

Fair value of options granted:	$ 1.93

Stock-based compensation expense in the amount of $83,353 has been recognized for the year ended December 31, 2016.

401(k) Plan -

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

The Company also has a 401(k) Plan covering substantially all employees.  Employees may contribute up to certain limits based on federal tax laws.  The Company matches 100 percent of the first 3 percent and 50 percent of the next 2 percent of an employee's contribution up to a maximum of 5 percent of the employee's pay.  Additionally, the Company, at its discretion, may make a profit sharing contribution to the Plan on behalf of each eligible participant.  Such profit sharing contribution will vest to the employee after a three-year period.  For the year ended December 31, 2016, expense attributable to the Plan was $43,545.

Note 20)Subsequent events:

Management has evaluated subsequent events through May 12, 2017, the date which the consolidated financial statements were available for release.  Management is not aware of any subsequent events that would require recognition or disclosure in the consolidated financial statements.

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

Supplementary Information

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

		Stone
	Stone	Bancshares,
	Bank	Inc.	Eliminations	Consolidated
Assets
Cash and due from banks	$ 2,196,843	$ 90,119	$ (90,119)	$ 2,196,843
Federal funds sold	5,719,266	-	-	5,719,266
Securities available for sale	6,890,948	-	-	6,890,948
Loans held for sale	4,773,648	-	-	4,773,648
Net loans receivable	117,128,201	-	-	117,128,201
Premises and equipment, net	6,688,410	319,237	-	7,007,647
Foreclosed assets held for sale	1,111,523	-	-	1,111,523
Accrued interest receivable	1,739,678	-	-	1,739,678
Federal Home Loan Bank stock, at cost	1,005,100	-	-	1,005,100
Intangibles, net	938,717	-	-	938,717
Bank owned life insurance	1,485,703	-	-	1,485,703
Other assets	2,435,444	17,800,644	(17,684,071)	2,552,017

Total assets	$ 152,113,481	$ 18,210,000	$ (17,774,190)	$ 152,549,291

Liabilities
Deposits	$ 112,750,001	$ -	$ (90,119)	$ 112,659,882
Note payable	-	400,000	-	400,000
Federal Home Loan Bank advances	20,200,000	-	-	20,200,000
Accrued interest payable	66,150	106	-	66,256
Other liabilities	1,413,259	63,367	-	1,476,626
Total liabilities	134,429,410	463,473	(90,119)	134,802,764

Stockholders' equity
Common stock	13,384	13,524	(13,384)	13,524
Additional paid-in capital	13,121,452	16,042,262	(13,121,452)	16,042,262
Retained earnings	4,723,683	1,865,189	(4,723,683)	1,865,189
Accumulated other comprehensive income	(174,448)	(174,448)	174,448	(174,448)
Total stockholders' equity	17,684,071	17,746,527	(17,684,071)	17,746,527

Total liabilities and stockholders' equity	$ 152,113,481	$ 18,210,000	$ (17,774,190)	$ 152,549,291

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016

		Stone
	Stone	Bancshares,
	Bank	Inc.	Eliminations	Consolidated

Interest income
Interest and fees on loans	$ 5,519,751	$ -	$ -	$ 5,519,751
Interest on federal funds sold	6,429	-	-	6,429
Interest and dividends on securities	134,135	-	-	134,135
	5,660,315	-	-	5,660,315

Interest expense
Interest on deposits	860,103	-	-	860,103
Interest on borrowed funds	169,298	10,625	-	179,923
	1,029,401	10,625	-	1,040,026

Net interest income (expense)	4,630,914	(10,625)	-	4,620,289

Provision for loan losses	895,000	-	-	895,000

Net interest income (expense) after provision	3,735,914	(10,625)	-	3,725,289

Other income (expense)
Service charges on deposit accounts	80,820	-	-	80,820
Other service charges and fees	(5,073)	-	-	(5,073)
Gain on sale of loans	4,876,858	-	-	4,876,858
Other	285,050	2,060,846	(2,053,066)	292,830
	5,237,655	2,060,846	(2,053,066)	5,245,435

Operating expense
Compensation and related expenses	2,429,320	205,701	-	2,635,021
Net occupancy	427,986	225	-	428,211
Equipment and data processing	465,237	-	-	465,237
Professional and examination	268,751	90,476	-	359,227
FDIC insurance	73,035	-	-	73,035
Postage and supplies	93,322	-	-	93,322
Advertising and marketing	175,597	-	-	175,597
Other	1,655,766	5,204	-	1,660,970
	5,589,014	301,606	-	5,890,620

Income before income taxes	3,384,555	1,748,615	(2,053,066)	3,080,104

Provision for income taxes	1,331,489	(116,574)	-	1,214,915

Net income	$ 2,053,066	$ 1,865,189	$ (2,053,066)	$ 1,865,189

STONE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2016